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                                                               EXHIBIT H.2
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   SCHEDULE OF ESTIMATED FEES, COMMISSIONS AND EXPENSES

                             CRC
   Independent Director Fees                            $10,000

   Audit Fees                                            15,000

   Total Estimate of Fees, Commissions and Expenses     $25,000

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